Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
Email: lpkromidas@olin.com
News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

Olin to Participate at the Dahlman Rose & Co.
and Citibank Conferences in November

Clayton, MO, November 2, 2012 – Olin Corporation’s (NYSE: OLN) senior management will make a formal presentation in New York City at the Dahlman Rose & Co. Global Metals, Mining and Materials Conference on November 13th at 4:20 P.M. Eastern time and will attend the 2012 Citi Basic Materials Symposium on November 28th at Citibank’s offices in New York City. Senior management will be available for one-on-one meetings with investors at each of these events.

Copies of the presentation slides will be available the evening prior to each event to investors, news media and the general public on Olin’s web site www.olin.com in the Investors section under Investor Presentations.

Olin Corporation is a manufacturer concentrated in three business segments: Chlor Alkali Products, Chemical Distribution and Winchester. Chlor Alkali Products, with nine U. S. manufacturing facilities and one Canadian manufacturing facility, produces chlorine and caustic soda, hydrochloric acid, hydrogen, bleach products and potassium hydroxide. Chemical Distribution manufactures bleach products and distributes caustic soda, bleach products, potassium hydroxide and hydrochloric acid. Winchester, with its principal manufacturing facilities in East Alton, IL and Oxford, MS, produces and distributes sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

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